EXHIBIT 99(a)

CONTACT:  Clara Kinner
         (314) 923-6268
          Deb Wiethop
         (314) 923-4767

 MISSOURI SUPREME COURT DECLINES BLUE CROSS AND BLUE SHIELD
    OF MISSOURI'S REQUEST TO LIMIT CIRCUIT COURT'S ACTION

ST. LOUIS, March 26, 1999 -- The Missouri Supreme Court on Wednesday declined the request of Blue Cross and Blue Shield of Missouri, parent company of RightCHOICE Managed Care (NYSE:RIT), to limit the Cole County Circuit CourtOs actions relating to the litigation involving Blue Cross and the state.
    The request asking the Supreme Court to limit the Circuit Court's actions to consideration of the modified settlement agreement was filed March 19, 1999, following an informal hearing before the Circuit Court on March 15. At that hearing, Circuit Court Judge Thomas Brown III stated that he has a number of concerns regarding the proposed settlement that have not been addressed by the parties.
    Blue Cross and Blue Shield of Missouri continues to consider all of its options, including pursuing its appeal to the Supreme
Court as well as addressing the concerns of the Circuit Court.
The ruling does not affect the pending appeal of the underlying litigation to the Supreme Court, which was stayed while the parties presented the settlement agreement to Judge Brown.
    On March 12, state officials, Blue Cross and almost 100 consumer groups representing 1 million Missourian's filed a joint motion in Cole County Circuit Court in support of the modified settlement agreement and requested its approval. The modified settlement agreement calls for Blue Cross and Blue Shield of Missouri to reorganize and be merged with RightCHOICE Managed
Care and for the creation of a charitable health care foundation.
The foundation will receive $12.95 million in cash and approximately 80 percent of the stock of the new RightCHOICE.
The foundation will liquidate its stock in an orderly manner over a period of time not to exceed seven years under a divestiture plan, and the proceeds will be used to meet the health care needs of under- and un-insured Missourians. The agreement, negotiated in
                          - More -

good faith among the parties, is intended to resolve outstanding litigation and regulatory issues between the state and Blue Cross, create a non-profit health care foundation and move RightCHOICE forward as a consolidated, fully for-profit Blue Cross and Blue Shield licensee.

SAFE HARBOR
    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Estimates and other statements set forth herein that are not historical facts are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: the possibility of an adverse ruling against Blue Cross in its litigation with the state; the possibility that court approval of the modified settlement agreement, referenced above, would not be obtained, or if obtained, could include conditions that are not acceptable to the parties; the possibility that all remaining contingencies and conditions to the parties' obligations to effect the proposed settlement transaction would not be met or otherwise satisfied; governmental and regulatory action or legislation; pending litigation; actions by the Blue Cross and Blue Shield Association relating to the license to use the Blue Cross and Blue Shield names, trademarks and service marks; market competition and consolidation; escalating health care costs; dependence on sales to individuals; recontracting efforts and potential of non-renewal of subscriber and provider agreements; voting control by the parent company; variability of operating results and stock price; and additional factors and other risks detailed in the company's Securities and Exchange Commission filings.
    Blue Cross and Blue Shield of Missouri and its for-profit subsidiary, RightCHOICE Managed Care, Inc., are the largest providers of health care benefits in Missouri. The company's web site address is www.abcbs.com.
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